EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;
COMPLETES STRATEGIC TRANSITION TO BANK HOLDING COMPANY

  Fourth quarter loss from continuing operations of $0.54 per share driven by credit reserve build and lower interest margin
  Raised over $4 billion of bank regulatory capital in December

     NEW YORK – January 22, 2009 – CIT Group Inc. (NYSE: CIT), a bank holding company, today reported a loss from continuing operations of $139.4 million ($159.8 million after preferred dividends), or $0.54 per share, for the fourth quarter of 2008, compared to income from continuing operations of $62.4 million ($54.9 million after preferred dividends), or $0.29 per share for the comparable 2007 quarter.

     The fourth quarter culminated with the Company’s strategic transition to a bank holding company and was marked by a number of significant capital and funding transactions, which strengthens our position for the future. Through the capital initiatives executed as part of the bank holding company process, we created over $4 billion of regulatory capital and improved our tangible capital to managed assets to 14.3% at December 31, 2008 from 9.2% at September 30, 2008. We ended the year with $8.4 billion of cash, up from $7.4 billion at September 30, 2008. Our operating results included pre-tax gains on debt related retirements and lower operating expenses, but were hampered by weakening credit trends that lead to higher provisioning for credit losses, charges to write-off certain account reconciliation balances in our European Vendor Finance operations, costs of becoming a bank holding company and continued compression of interest margins.

     “In 2008, where agility and decisiveness were essential, CIT demonstrated tremendous fortitude undertaking a fundamental and strategic transformation,” said Jeffrey M. Peek, Chairman and CEO. “We exited our consumer businesses, secured more than $18 billion in liquidity, realigned our balance sheet to dramatically improve regulatory capital ratios, and converted to a bank holding company. Although our fourth quarter results were disappointing overall, they reflect the current economic realities.”

     “We enter this year with leading middle market franchises, a strong balance sheet and plans to leverage our new status as a bank holding company to further stabilize our funding model. Our commitment to provide financing to our middle market and small business clients will not waver as we work to return CIT to profitability.”

     For the full year 2008, we recorded a loss from continuing operations of $644.6 million ($709.3 million after preferred dividends), or $2.74 per share, compared to income of $792.0 million ($762.0 million after preferred dividends), or $3.93 per share for 2007. These results reflect the Company’s primary focus on managing for liquidity and include the write-off of goodwill and intangible assets in Vendor Finance, higher credit costs, and higher funding costs, partially offset by lower operating expenses.

Bank Holding Company Transformation

     We believe that being a bank holding company will provide CIT with expanded opportunities for funding and greater access to capital, which will lead to a more stable and diverse long-term funding model. Currently we are in the process of furthering our bank strategy. We have hired regulatory experts to assist in our transition and incurred related operating expenses during the fourth quarter of 2008 in this transition.

     Capital Raising Actions

     During the fourth quarter, we strengthened our capital position and increased bank regulatory capital through the following transactions:

  Sold $2.33 billion of CIT perpetual preferred stock and related warrants to the U.S. Department of the Treasury as a participant in the federal government's Capital Purchase Program, part of the Troubled Assets Relief Program (TARP).
  Raised approximately $328 million of common equity, net of commissions paid, through the sale of 86.25 million common shares.
  Completed an exchange offer for our Equity Units that resulted in the extinguishment of approximately $490 million of senior debt in exchange for the issuance of 14 million shares of common stock and payment of approximately $80 million of cash to participating investors. The transaction generated $413 million of additional Tier I capital, including a gain on debt extinguishment of approximately $99 million.
  Issued $1.15 billion of new subordinated notes, which qualify as Tier II capital, and paid approximately $550 million in cash in exchange for $1.7 billion of previously outstanding senior notes.
  Purchased for $250 million an aggregate equivalent of approximately $360 million of Euro- and Sterling-denominated senior unsecured notes, which resulted in a $110 million pre-tax gain.

     These actions improved our ratio of total tangible capital to managed assets, which includes securitized assets, at December 31, 2008 to 14.3% from 9.2% at September 30, 2008 and resulted in estimated Tier I and Total Capital Ratios for regulatory purposes of 9.8% and 13.4% at December 31, 2008, to be finalized in our Form 10-K.

     Liquidity Actions

     We continued to focus on liquidity by executing on a number of other initiatives during the quarter including:

  Reduced managed assets by 5% ($3.3 billion) through the combination of lower origination volume, seasonal factors, and the sale or syndication of approximately $875 million of assets (primarily Vendor Finance loans and commercial aircraft).
  Renewed a $1.3 billion Trade Finance funding facility for one year.

  Extended the maturity of an equipment conduit to the first quarter of 2009 and concurrently reduced its size from $1.25 billion to $650 million reflecting current volume levels.
  Increased outstanding deposits at CIT Bank by approximately $200 million.
  Borrowed approximately $150 million through a secured aircraft financing facility, under which we expect to finance an additional $0.7 billion of Airbus plane deliveries in 2009.

     We ended the quarter with $8.4 billion of cash, up from $7.4 billion at September 30, 2008, including $1.2 billion of cash and short-term investments at CIT Bank (available to fund commercial originations by the bank).

     As we implement our transition to a bank holding company, we continue to maintain a plan that we expect will satisfy our funding requirements, estimated at $12 billion for 2009, without accessing the unsecured debt markets. In addition, we have recently applied for the Temporary Liquidity Guarantee Program of the Federal Deposit Insurance Corporation. Participation in this program would enable us to issue government-guaranteed debt, which would significantly enhance our funding flexibility and support business growth.

Consolidated Financial Highlights of Continuing Operations:

     The following discussions and accompanying financial statements and tables do not incorporate potential presentation changes to conform with bank holding company reporting requirements that we plan to include when we file our annual report on Form 10-K. The changes will include changing the order of line items on the financial statements and reclassifying certain balances within the line items.

     The fourth quarter results reflect our continued focus on maximizing liquidity and managing credit risk in the current environment. During the quarter, we increased the reserve for credit losses by approximately $240 million, as economic conditions continued to weaken. We continued to lower salaries and operating expenses, reducing them by approximately $18 million from last quarter, and initiated further cost savings actions that are anticipated to result in savings of $40 million in 2009.

     The quarter also included the following noteworthy items that in the aggregate, including a true up of the tax rate for the year, favorably impacted results by approximately $10 million on an after tax basis:

  Pre-tax gains of approximately $216 million primarily relating to the early extinguishment of debt previously mentioned.
  A pre-tax charge of $82 million in the European Vendor Finance business resulting from the remediation of reconciliation items that relate primarily to a number of prior year periods. These adjustments are reflected in several lines on the income statement, most notably a $7.5 million reduction to finance revenue, $24.5 million decrease to other income, $32.7 million increase to operating expenses and $12.7 million increase to goodwill and intangible assets impairment charges.
  A work force reduction and facility closing charge of $52 million pre-tax, primarily reflecting the elimination of approximately 185 employees.

  Employee headcount for continuing operations totaled approximately 4,995 at December 31, 2008, down from 5,245 at September 30, 2008, and 6,375 a year ago.
  Costs of approximately $31 million related to our transition to a bank holding company.
  A $15 million pre-tax valuation charge related to approximately $33 million due from Lehman Brothers on previously terminated derivative transactions.

Net Finance Revenue

  Finance revenue decreased 8% from last quarter reflecting lower operating lease rental rates, higher levels of non-accrual assets, the repricing of certain assets at lower rates, the impact of foreign exchange rates and lower asset levels.
  Interest expense increased 4% over last quarter as lower debt balances associated with lower asset levels and the impact of lower market interest rates were more than offset by the incremental impact of higher funding costs associated with new and renewed facilities.
  Net finance revenue as a percentage of average earning assets was 1.38%, down from 2.20% last quarter, primarily reflecting higher funding and liquidity costs, including higher conduit refinancing costs, and to a lesser extent, lower operating lease margins, higher nonaccruals, foreign exchange rates, asset repricings and remediation items noted above.
  Operating lease net revenue was 5.97% of average operating leases, down from 6.60% last quarter, as a weakening economy drove rail utilization down.

Other Income

  Factoring commissions declined from last quarter reflecting the weakened retail environment and lower factoring volumes.
  Commercial loan sales and syndication volume and the respective gains and fees were down from last quarter consistent with the constrained market conditions.
  Equipment gains were up from last quarter, primarily reflecting sales of aircraft.
  The current quarter fees and other income included $61 million of impairment charges on previously foreclosed, and interests in, commercial real estate properties, $25 million of write-offs related to the reconciliation items noted above and the above mentioned $15 million valuation charge on a receivable due from a Lehman Brothers entity, partially offset by $27 million of gains on derivatives that do not qualify for hedge accounting treatment, including foreign exchange derivatives and swaps that previously hedged our commercial paper program.

Credit Quality – Commercial

  Net charge-offs as a percentage of average finance receivables were 1.42% for the commercial businesses, up from 0.95% last quarter. The current quarter increase primarily reflects higher charge-offs in Corporate Finance, most notably in the communications, media and entertainment and commercial real estate sectors, and in Vendor Finance. The commercial net charge-off ratio for the full year of 2008 was 0.89%.

  Non-performing assets for the commercial businesses were 3.06% of finance receivables at December 31, 2008, up from 2.08% at September 30, 2008, driven by increases in Corporate Finance in the same industries as noted above. Commercial non-performing assets are specifically reserved to estimated realizable value based on assessments of underlying collateral and cash flows.
  Historically, we reported 60+ day owned delinquencies including non-accrual loans, which increased to 3.29% from 1.96% last quarter. To conform to bank reporting practices, we are now reporting 60+ day owned delinquencies excluding non-accrual loans. On this basis, past dues increased to 1.03% of finance receivables, from 0.53% last quarter.
  Credit reserves for the commercial segments increased by $222 million to $858 million at December 31, 2008. The reserve as a percentage of finance receivables increased to 2.11% from 1.52% last quarter.

Credit Quality – Consumer Segment

  Net charge-offs in the Consumer segment were $31 million, essentially flat with the prior quarter, and primarily reflect losses in the private student loan portfolio.
  60+ day owned delinquencies including non-accrual loans increased to 5.63% of finance receivables, from 5.10% last quarter. 60+ day owned delinquencies excluding non-accrual loans increased to 5.47% of finance receivables, from 4.98% last quarter. Non-performing assets increased slightly.
  Credit reserves for the Consumer segment, primarily relating to private student loans, were increased by $18 million during the quarter to $238 million.

Salaries and General Operating Expenses

  Expenses in the quarter were $288 million before $33 million of charges related to the reconciliation balances in Vendor Finance and $31 million for expenses associated with the transition to a bank holding company. On this basis, expenses were down $18 million from last quarter and $75 million (20%) from the year-ago quarter, primarily reflecting lower headcount.
  Charges for severance and the disposition of facilities during the fourth quarter ($52 million) brought the year to date charges to approximately $166 million and reflect reductions of over 1,100 employees, approximately 17% of the workforce. A portion of the savings from these actions will be reinvested in infrastructure and resources to support bank compliance requirements

Income Tax Provision

  The tax benefit on the loss from continuing operations for the quarter was favorably impacted by the gain on the extinguishment of the mandatory convertible securities, which was not taxable, and the resolution of certain tax audit matters. These favorable items were partially offset by a true-up to reflect the actual mix of foreign and domestic results from estimates used in the third quarter effective tax rate.

Assets

  Total managed assets were $67.8 billion, down $3.3 billion (5%) from last quarter. Estimated risk weighted assets, which include both on-balance sheet and off-balance sheet assets and unfunded commitments in accordance with Basel I requirements, were $78 billion at December 31, 2008.

  Origination volume in our commercial businesses, excluding factoring, was $3.3 billion for the quarter, down from $3.9 billion last quarter, due primarily to economic conditions and our balancing of liquidity with customer needs. Transportation Finance was the only segment to report a sequential period volume increase primarily due to scheduled aircraft deliveries.
  During the quarter we restructured a securitization conduit that resulted in bringing $1.5 billion of previously securitized assets back on the balance sheet.
  Loan sales and syndication activity for the current quarter totaled $0.5 billion, flat with the prior quarter, reflecting continued illiquid markets.
  Financing and leasing assets held for sale were $0.2 billion at December 31, 2008, down from $0.6 billion last quarter due to completed sales.
  Commercial receivables at CIT Bank grew approximately $135 million during the quarter to $1.7 billion, reflecting approximately $283 million of originations.

Common Stock

  We ended 2008 with approximately 389 million common shares outstanding, up from 285 million at September 30, 2008. The increase primarily relates to the sale of 86.25 million common shares in a public offering and the issuance of approximately 14 million shares in the Equity Unit exchange offer, both in December.
  Average common shares outstanding for the fourth quarter increased to 295 million from 285 million for the prior quarter due to the impact of the issuances noted above.
  Given our current income levels and stock price, the earnings per share and other per share calculations do not include the potential dilutive effects of outstanding convertible preferred stock (convertible into 45.5 million common shares) and other potentially dilutive securities.
  In conjunction with the TARP funding, we issued warrants to purchase approximately 88.7 million shares of common stock at an initial exercise price of $3.94.

Segment Results:

     The following discussions reflect a change in the methodology for allocating the provision for credit loss, whereby certain amounts previously included in Corporate and Other are now in the results of the business segments. This change principally increased the amounts allocated to Corporate Finance, while the impact on the other segments were not as pronounced.

Corporate Finance

  Total net revenues (the sum of net finance revenue and other income) decreased from last quarter due to approximately $61 million of impairment charges on real estate assets, lower rates and a smaller average asset base.
  Net finance revenue as a percentage of average earning assets after depreciation remained relatively stable with the previous quarter.
  New business volume was $0.8 billion for the quarter, down 44% from last quarter, reflecting both weak market conditions and liquidity management.

  Credit metrics, including net charge-offs, non-performing and delinquent accounts weakened this quarter. Industry groups that were most affected included communications, media and entertainment and commercial real estate.
  Due to the significant provision for credit losses, returns were negative for the quarter.

Transportation Finance

  Total net revenues were down slightly from last quarter, as increased gains from aircraft sales were offset by lower lease rates, primarily in rail. Our commercial aircraft portfolio was 100% leased and rail utilization declined slightly to 95%.
  Net finance revenue as a percentage of average earning assets after depreciation was down from last quarter on lower operating lease margins and adjustments on certain lease residual balances.
  Volume increased from last quarter as we took delivery of and placed 11 aircraft.
  Credit quality remained stable. There were no charge-offs and delinquencies and non-performing assets remained at low levels.
  Return on risk-adjusted capital was 19% compared to 16% last quarter.

Trade Finance

  Total net revenues were down 4% from last quarter, reflecting the weak retail environment. Both factoring commissions and volumes were down from the third quarter.
  Net finance revenue as a percentage of average earning assets declined modestly from last quarter.
  Net charge-offs trended up over last quarter as the weak retail and manufacturing environments weighed on credit quality while delinquencies and non-performing asset balances were relatively flat.
  Return on risk-adjusted capital decreased slightly to 12% from last quarter on lower revenues noted above.

Vendor Finance

  Segment results for the quarter include an $82 million pre-tax charge associated with the remediation of reconciliation items in the European Vendor Finance business. The following points exclude this remediation charge.
  Fourth quarter total net revenues were up $7 million sequentially on increased syndication fees and higher end-of-lease gains.
  Net finance revenue after depreciation was down from the prior quarter as a result of lower assets.
  New business volume was essentially flat with last quarter as we strategically managed volume.
  Net charge-offs and delinquencies trended up over last quarter as a result of bringing previously securitized assets back on balance sheet, but non-performing assets were lower.
  Excluding the reconciliation remediation charge, return on risk-adjusted capital was 14%.

Consumer

  Total net revenues were down from last quarter reflecting assets that repriced at lower rates, higher funding costs and lower assets, as we no longer originate student loans.
  Net charge-offs increased nominally from last quarter. Delinquencies were up reflecting a modest increase in U.S. government-guaranteed student loans, while non-performing assets rose in the private student loan portfolio.
  Reserves for credit losses were increased by $18 million, relating to the private student loan portfolio.
  Our student loan portfolio decreased by $175 million during the quarter. We continue to service the $12.2 billion portfolio, $11.4 billion of which are U.S. government-guaranteed loans.
  Returns were negative for the quarter on this liquidating portfolio.

Corporate and Other

  The current quarter includes the pre-tax gain of $216 million from debt-related transactions, the continued drag from interest costs on debt associated with discontinued operations and costs incurred for maintaining higher than average cash balances for liquidity.
  Corporate and other results also include $20.4 million of preferred stock dividends.

Discontinued Operation (Home Lending)

  We expect to conclude the transfer of servicing operations and receive final payment of approximately $45 million from the sale of the home lending business as scheduled during the first quarter of 2009.
  Results for the quarter included the reversal of $29 million of excess accrued transaction costs.
  The unfavorable tax rate on discontinued operations was principally due to an increase in our valuation allowance against net operating losses.

Conference Call and Webcast:

     We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio webcast today at 9:00 am (EST). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio webcast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (EST) February 5, 2009, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 57820406, or at the following website: http://ir.cit.com.

About CIT:

     CIT (NYSE: CIT) is a bank holding company with more than $60 billion in managed assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in aerospace, equipment and rail leasing, small business and middle market lending, vendor financing and factoring. Founded in 1908 and headquartered in New York, CIT is a member of the S&P 500 and Fortune 500. www.cit.com.

Forward-Looking Statements:

     This press release contains forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and our Current Reports on Form 8-K. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include, among others, capital markets liquidity; risks of and/or actual economic slowdown, downturn or recession; industry cycles and trends; demographic trends; risks inherent in changes in market interest rates and quality spreads; funding opportunities and borrowing costs; conditions and/or changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets; uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks; adequacy of reserves for credit losses; risks associated with the value and recoverability of leased equipment and lease residual values; application of fair value accounting in volatile markets; changes in laws or regulations governing our business and operations; changes in competitive factors; future acquisitions and dispositions of businesses or asset portfolios; the risks associated with our being a bank holding company, including, but not limited to, whether our existing business activities are permissible activities. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Contact:

Investor Relations	Kenneth A.	Executive Vice President,	(212) 771-9650
	Brause	Investor Relations	Investor.Relations@cit.com
Media Relations	C. Curtis Ritter	Director of External	(212) 461-7711
		Communications and	curt.ritter@cit.com
Media Relations

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

		Quarters Ended		Twelve Months Ended

	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Finance revenue	$1,298.2	$1,399.9	$1,629.6	$5,603.5	$6,229.0
Interest expense	(794.6)	(765.3)	(900.6)	(3,139.1)	(3,417.0)
Depreciation on operating lease equipment	(285.8)	(284.7)	(311.7)	(1,145.2)	(1,172.3)

Net finance revenue	217.8	349.9	417.3	1,319.2	1,639.7
Provision for credit losses	(440.0)	(210.3)	(129.4)	(1,049.2)	(241.8)

Net finance revenue after credit provision	(222.2)	139.6	287.9	270.0	1,397.9
Valuation allowance for receivables held for sale	-	-	-	(103.9)	(22.5)

Net finance revenue, after credit provision and valuation
allowance	(222.2)	139.6	287.9	166.1	1,375.4
Other income	103.5	142.7	504.6	580.0	1,599.4

Total net revenue after valuation allowance	(118.7)	282.3	792.5	746.1	2,974.8
Salaries and general operating expenses	(352.5)	(306.2)	(363.2)	(1,280.5)	(1,389.6)
Goodwill and intangible assets impairment charges	(12.7)	(455.1)	(312.7)	(467.8)	(312.7)
Provision for severance and facilities exiting activities	(52.0)	(28.4)	-	(166.5)	(37.2)
Gain/(loss) on debt and debt-related derivative extinquishments	216.1	-	-	73.5	(139.3)

(Loss) income from continuing operations before provision for
income taxes and minority interest	(319.8)	(507.4)	116.6	(1,095.2)	1,096.0
Benefit (provision) for income taxes	170.3	206.3	(52.5)	451.8	(300.9)
Minority interest, after tax	10.1	(0.5)	(1.7)	(1.2)	(3.1)

Net (loss) income from continuing operations, before preferred stock
dividends	(139.4)	(301.6)	62.4	(644.6)	792.0

Income (loss) from discontinued operation before income taxes	29.2	42.1	(256.4)	(2,675.6)	(1,368.3)
(Provision) benefit for income taxes	(73.2)	(37.7)	70.7	522.2	495.3

(Loss) income from discontinued operation	(44.0)	4.4	(185.7)	(2,153.4)	(873.0)

Net (loss) income before preferred stock dividends	(183.4)	(297.2)	(123.3)	(2,798.0)	(81.0)
Preferred stock dividends	(20.4)	(20.1)	(7.5)	(64.7)	(30.0)

Net (loss) income (attributable) available to common
stockholders	$(203.8)	$(317.3)	$(130.8)	$(2,862.7)	$(111.0)

Basic Earnings Per Common Share
(Loss) income from continuing operations	$(0.54)	$(1.13)	$0.29	$(2.74)	$3.98
(Loss) income from discontinued operation	(0.15)	0.02	(0.98)	(8.31)	(4.56)

Net (loss) income	$(0.69)	$(1.11)	$(0.69)	$(11.05)	$(0.58)

Diluted Earnings Per Common Share
(Loss) income from continuing operations	$(0.54)	$(1.13)	$0.29	$(2.74)	$3.93
(Loss) income from discontinued operation	(0.15)	0.02	(0.98)	(8.31)	(4.50)

Net (loss) income	$(0.69)	$(1.11)	$(0.69)	$(11.05)	$(0.57)

Average number of common shares - basic (thousands)	294,679	285,509	189,810	259,070	191,412
Average number of common shares - diluted (thousands)	294,679	285,509	189,810	259,070	193,927

Other Income
Fees and other income(1)	$7.1	$68.0	$116.8	$214.7	$493.2
Factoring commissions	48.8	52.3	61.6	197.2	226.6
Gains (losses) on receivable sales and syndication fees	0.6	13.6	21.7	15.6	234.0
Gains on sales of leasing equipment	42.8	26.8	25.9	173.4	117.1
Money market fund impairment charge	-	(18.0)	-	(18.0)	-
(Losses) gains on securitizations	-	-	11.5	(7.1)	45.3
Gain on sale of Dell Financial Services joint venture	-	-	247.1	-	247.1
Gain on loan portfolio dispositions	4.2	-	20.0	4.2	236.1

Total other income	$103.5	$142.7	$504.6	$580.0	$1,599.4

(1) Fees and other income is comprised of asset management and service fees, including securitization-related servicing fees and accretion net of impairment charge, advisory and agent fees, as well as income from joint ventures.

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2008	September 30, 2008	December 31, 2007

ASSETS
Financing and leasing assets held for investment:
Finance receivables	$53,126.6	$54,534.0	$53,760.9
Reserve for credit losses	(1,096.2)	(855.7)	(574.3)

Net finance receivables	52,030.4	53,678.3	53,186.6
Operating lease equipment, net	12,706.4	12,359.5	12,610.5
Financing and leasing assets held for sale	156.1	607.0	1,260.2
Cash and cash equivalents	8,375.8	7,426.1	6,752.5
Retained interests in securitizations	229.4	1,212.4	1,170.0
Goodwill and intangible assets, net	698.6	688.7	1,152.5
Other assets	6,152.5	4,829.1	5,172.5
Assets of discontinued operation	44.2	44.2	9,308.6

Total Assets	$80,393.4	$80,845.3	$90,613.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt:
Bank credit facilities	$5,200.0	$5,200.0	$-
Secured borrowings	19,084.4	16,827.2	12,644.4
Senior unsecured notes	37,094.5	42,197.1	49,365.8
Junior subordinated notes	2,098.9	1,440.0	1,440.0
Commercial paper	-	-	2,822.3

Total debt	63,477.8	65,664.3	66,272.5
Deposits	2,433.3	2,248.3	2,745.8
Credit balances of factoring clients	3,049.9	3,551.7	4,542.2
Accrued liabilities and payables	3,281.9	3,611.7	5,196.6
Liabilities of discontinued operation	-	-	4,838.2

Total Liabilities	72,242.9	75,076.0	83,595.3
Minority interest	44.8	53.3	57.5

Stockholders’ Equity:
Preferred stock	2,986.3	1,075.0	500.0
Common stock	3.9	3.1	2.1
Paid-in capital	11,858.9	11,272.8	10,453.9
Accumulated deficit	(5,812.5)	(5,608.7)	(2,949.8)
Accumulated other comprehensive income	(225.7)	139.9	194.8
Less: treasury stock, at cost	(705.2)	(1,166.1)	(1,240.4)

Total Common Stockholders’ Equity	5,119.4	4,641.0	6,460.6

Total Stockholders’ Equity	8,105.7	5,716.0	6,960.6

Total Liabilities and Stockholders’ Equity	$80,393.4	$80,845.3	$90,613.4

Other Assets
Receivables from derivative and other counterparties	$2,998.7	$1,192.5	$1,462.4
Deposits on commercial aerospace flight equipment	624.3	687.8	821.7
Accrued interest and dividends	480.8	531.4	703.5
Investments in and receivables from non-consolidated subsidiaries	168.6	48.1	233.8
Repossessed assets and off-lease equipment	21.3	72.8	20.7
Equity and debt investments	575.1	725.0	376.2
Furniture and fixtures	168.3	174.2	190.8
Prepaid expenses	64.1	109.5	131.4
Miscellaneous receivables and other assets	1,051.3	1,287.8	1,232.0

	$6,152.5	$4,829.1	$5,172.5

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	December 31, 2008	September 30, 2008	December 31, 2007

Corporate Finance
Finance receivables	$20,768.8	$21,294.3	$21,326.2
Operating lease equipment, net	263.4	287.4	459.6
Financing and leasing assets held for sale	21.3	254.9	669.3

Owned assets	21,053.5	21,836.6	22,455.1

Finance receivables securitized and managed by CIT	785.3	954.5	1,526.7

Managed assets	21,838.8	22,791.1	23,981.8

Transportation Finance
Finance receivables	2,647.6	2,665.7	2,551.3
Operating lease equipment, net	11,484.5	11,011.4	11,031.6
Financing and leasing assets held for sale	69.7	254.3	-

Owned assets	14,201.8	13,931.4	13,582.9

Trade Finance
Finance receivables	6,038.0	6,972.9	7,330.4
Financing and leasing assets held for sale	-	8.0	-

Owned assets	6,038.0	6,980.9	7,330.4

Vendor Finance
Finance receivables	11,199.6	10,882.2	10,373.3
Operating lease equipment, net	958.5	1,060.7	1,119.3
Financing and leasing assets held for sale	-	16.8	460.8

Owned assets	12,158.1	11,959.7	11,953.4

Finance receivables securitized and managed by CIT	783.5	2,440.6	4,104.0

Managed assets	12,941.6	14,400.3	16,057.4

Consumer
Finance receivables - student lending	12,173.3	12,347.9	11,499.9
Finance receivables - other	299.3	371.0	679.9
Financing and leasing assets held for sale	65.1	73.0	130.1

Owned assets	12,537.7	12,791.9	12,309.9

Other
Equity investments	265.8	261.5	165.8

Consolidated Totals
Finance receivables	$53,126.6	$54,534.0	$53,761.0
Operating lease equipment, net	12,706.4	12,359.5	12,610.5
Other financing and leasing assets held for sale	156.1	607.0	1,260.2

Financing and leasing assets excl. equity
investments	65,989.1	67,500.5	67,631.7
Equity investments	265.8	261.5	165.8

Owned assets	66,254.9	67,762.0	67,797.5
Finance receivables securitized and managed by
CIT	1,568.8	3,395.1	5,630.7

Managed assets	$67,823.7	$71,157.1	$73,428.2

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended			Twelve Months Ended

	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Corporate Finance
Net finance revenue, before depreciation	$146.7	$155.5	$181.4	$643.9	$704.8
Other income	(37.3)	47.7	92.0	124.5	622.1
Depreciation on operating lease equipment	(8.0)	(8.1)	(9.8)	(33.5)	(37.7)
Provision for credit losses	(385.1)	(77.2)	(24.0)	(598.0)	(68.9)
Salaries & general operating expenses	(99.9)	(98.5)	(124.0)	(409.3)	(472.5)
Other pre-tax items	-	-	-	(103.9)	(22.5)

(Loss) income from continuing operations before taxes & other items	(383.6)	19.4	115.6	(376.3)	725.3
Benefit (provision) for income taxes & other after-tax items	155.1	(1.5)	(45.3)	161.3	(272.3)

Net (loss) income from continuing operations	$(228.5)	$17.9	$70.3	$(215.0)	$453.0

Return on risk-adjusted capital	-36.8%	2.9%	11.1%	-8.4%	18.3%
New business volume	$834.2	$1,497.7	$4,181.5	$6,269.6	$15,974.7

Transportation Finance
Net finance revenue, before depreciation	$229.5	$241.8	$244.4	$961.5	$911.9
Other income	34.8	15.1	16.5	124.0	74.0
Depreciation on operating lease equipment	(156.3)	(148.1)	(144.8)	(596.1)	(552.0)
Provision for credit losses	21.8	0.7	6.8	23.0	32.0
Salaries & general operating expenses	(32.0)	(31.8)	(50.5)	(138.6)	(154.7)
Other pre-tax items	-	-	-	-	-

Income from continuing operations before taxes & other items	97.8	77.7	72.4	373.8	311.2
Provision for income taxes & other after-tax items	(16.8)	(8.5)	(10.8)	(47.7)	(40.1)

Net income from continuing operations	$81.0	$69.2	$61.6	$326.1	$271.1

Return on risk-adjusted capital	18.6%	16.1%	14.2%	18.9%	16.3%
New business volume	$721.8	$596.2	$920.4	$2,755.1	$3,060.4

Trade Finance
Net finance revenue	$31.0	$31.6	$46.3	$129.7	$174.8
Other income	60.4	63.6	74.4	244.0	281.0
Provision for credit losses	(17.1)	(22.3)	(7.3)	(85.5)	(33.4)
Salaries & general operating expenses	(34.5)	(34.2)	(36.3)	(141.2)	(157.4)

Income from continuing operations before taxes & other items	39.8	38.7	77.1	147.0	265.0
Provision for income taxes & other after-tax items	(16.3)	(14.2)	(29.3)	(54.4)	(101.0)

Net income from continuing operations	$23.5	$24.5	$47.8	$92.6	$164.0

Return on risk-adjusted capital	11.6%	12.1%	18.9%	11.3%	17.8%

Vendor Finance
Net finance revenue, before depreciation	$211.5	$252.7	$300.9	$982.6	$1,150.7
Other income	26.2	18.6	318.0	72.7	585.5
Depreciation on operating lease equipment	(121.7)	(128.6)	(157.4)	(516.1)	(583.4)
Provision for credit losses	(48.3)	(54.1)	(28.4)	(153.2)	(52.1)
Salaries & general operating expenses	(127.1)	(101.0)	(122.5)	(433.7)	(482.3)
Other pre-tax items*	(12.7)	(455.1)	-	(467.8)	-

(Loss) income from continuing operations before taxes & other items	(72.1)	(467.5)	310.6	(515.5)	618.4
Benefit (provision) for income taxes & other after-tax items	47.9	110.2	(105.1)	151.7	(208.3)

Net (loss) income from continuing operations	$(24.2)	$(357.3)	$205.5	$(363.8)	$410.1

Return on risk-adjusted capital	-9.1%	-94.3%	45.3%	-24.4%	24.9%
New business volume	$1,784.9	$1,791.5	$2,664.5	$8,183.2	$9,733.5

Consumer
Net finance revenue	$12.7	$38.8	$29.3	$117.7	$133.3
Other income	9.4	1.1	4.7	3.0	47.2
Provision for credit losses	(99.6)	(65.9)	(26.4)	(348.2)	(55.4)
Salaries & general operating expenses	(18.3)	(16.8)	(22.4)	(72.0)	(93.5)
Other pre-tax items*	-	-	(312.7)	-	(312.7)

(Loss) income from continuing operations before taxes & other items	(95.8)	(42.8)	(327.5)	(299.5)	(281.1)
Benefit (provision) for income taxes & other after-tax items	30.0	19.1	16.7	115.0	6.2

Net (loss) income from continuing operations	$(65.8)	$(23.7)	$(310.8)	$(184.5)	$(274.9)

Return on risk-adjusted capital	-111.0%	-38.5%	-267.0%	-73.4%	-54.8%
New business volume	$1.5	$38.9	$968.6	$1,377.1	$6,630.2

Corporate and Other
Net finance revenue, before depreciation	$(127.8)	$(85.8)	$(73.3)	$(371.0)	$(263.5)
Other income	10.0	(3.4)	(1.0)	11.8	(10.4)
Depreciation on operating lease equipment	0.2	0.1	0.3	0.5	0.8
Provision for credit losses	88.3	8.5	(50.1)	112.7	(64.0)
Salaries & general operating expenses	(40.7)	(23.9)	(7.5)	(85.7)	(29.2)
Other pre-tax items	164.1	(28.4)	-	(93.0)	(176.5)

Income (loss) from continuing operations before taxes & other items	94.1	(132.9)	(131.6)	(424.7)	(542.8)
(Provision) benefit for income taxes & other after-tax items	(19.5)	100.7	119.6	124.7	311.5

Net income (loss) from continuing operations, before preferred dividends	$74.6	$(32.2)	$(12.0)	$(300.0)	$(231.3)

Return on risk-adjusted capital from continuing operations	6.3%	-2.6%	-0.8%	-5.8%	-3.9%

Note: The 2008 periods reflect the recording of certain provision for credit losses at the segment levels that was previously recorded in Corporate and Other.

* Reflects goodwill and intangible asset impairment charges.

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

	Quarters Ended						Twelve Months Ended

	December 31, 2008		September 30, 2008		December 31, 2007		December 31, 2008		December 31, 2007

Net Credit Losses - Owned as a Percentage of Average
Finance Receivables
Corporate Finance	$71.8	1.35%	$40.8	0.77%	$22.6	0.42%	$177.3	0.82%	$69.6	0.34%
Transportation Finance	-	-	(0.7)	-0.11%	(6.9)	-1.10%	(1.3)	-0.05%	(32.3)	-1.39%
Trade Finance	23.5	1.39%	17.7	1.08%	7.5	0.38%	62.2	0.92%	31.6	0.44%
Vendor Finance	51.8	1.97%	39.8	1.46%	22.3	0.87%	132.3	1.24%	58.0	0.57%

Commercial Segments	147.1	1.42%	97.6	0.95%	45.5	0.43%	370.5	0.89%	126.9	0.32%
Consumer	31.1	0.99%	29.9	0.93%	24.4	0.81%	120.0	0.94%	53.1	0.49%

Total	$178.2	1.32%	$127.5	0.94%	$69.9	0.52%	$490.5	0.90%	$180.0	0.35%

Net Credit Losses - Managed as a Percentage of Average
Managed Finance Receivables
Corporate Finance	$73.3	1.32%	$42.2	0.76%	$24.9	0.44%	$187.4	0.82%	$78.5	0.36%
Transportation Finance	-	-	(0.7)	-0.11%	(6.9)	-1.10%	(1.3)	-0.05%	(32.3)	-1.39%
Trade Finance	23.5	1.39%	17.7	1.08%	7.5	0.38%	62.2	0.92%	31.6	0.44%
Vendor Finance	57.6	1.86%	48.2	1.38%	29.5	0.82%	168.4	1.21%	80.5	0.57%

Commercial Segments	154.4	1.40%	107.4	0.95%	55.0	0.46%	416.7	0.90%	158.3	0.35%
Consumer	31.1	0.99%	29.9	0.93%	24.4	0.81%	120.0	0.94%	53.1	0.49%

Total	$185.5	1.31%	$137.3	0.94%	$79.4	0.54%	$536.7	0.91%	$211.4	0.38%

Finance Receivables Past Due 60 days or more (excl. Nonaccruals) - Owned as a Percentage of Finance Receivables

	December 31, 2008		September 30, 2008		December 31, 2007

Corporate Finance	$81.2	0.39%	$18.1	0.08%	$48.7	0.23%
Transportation Finance	4.8	0.18%	0.7	0.03%	6.8	0.27%
Trade Finance	47.6	0.79%	47.4	0.68%	29.6	0.40%
Vendor Finance	283.4	2.53%	154.6	1.42%	159.5	1.54%

Commercial Segments	417.0	1.03%	220.8	0.53%	244.6	0.59%
Consumer	682.8	5.47%	633.4	4.98%	592.3	4.86%

Total	$1,099.8	2.07%	$854.2	1.57%	$836.9	1.56%

Finance Receivables Past Due 60 days or more (incl. Nonaccruals) - Owned as a Percentage of Finance
Receivables	December 31, 2008		September 30, 2008		December 31, 2007

Corporate Finance	$770.2	3.71%	$386.5	1.81%	$194.8	0.91%
Transportation Finance	18.1	0.68%	6.1	0.23%	9.8	0.39%
Trade Finance	129.1	2.14%	131.3	1.88%	71.1	0.97%
Vendor Finance	421.4	3.76%	296.9	2.73%	336.0	3.24%

Commercial Segments	1,338.8	3.29%	820.8	1.96%	611.7	1.47%
Consumer	702.0	5.63%	649.0	5.10%	600.8	4.93%

Total	$2,040.8	3.84%	$1,469.8	2.70%	$1,212.5	2.26%

Non-performing Assets - Owned as a Percentage of Finance
Receivables	December 31, 2008		September 30, 2008		December 31, 2007

Corporate Finance	$967.0	4.66%	$603.2	2.83%	$242.2	1.14%
Transportation Finance	24.3	0.92%	5.5	0.20%	3.3	0.13%
Trade Finance	81.5	1.35%	83.9	1.20%	41.6	0.57%
Vendor Finance	170.2	1.52%	178.9	1.64%	190.6	1.84%

Commercial Segments	1,243.0	3.06%	871.5	2.08%	477.7	1.15%
Consumer	194.1	1.56%	190.5	1.50%	8.5	0.07%

Total	$1,437.1	2.70%	$1,062.0	1.95%	$486.2	0.90%

Finance Receivables Past Due 60 days or more (incl.
Nonaccruals) - Managed as a Percentage of Managed
Financial Assets	December 31, 2008		September 30, 2008		December 31, 2007

Corporate Finance	$813.1	3.77%	$415.8	1.85%	$201.8	0.86%
Transportation Finance	18.0	0.66%	6.1	0.21%	9.8	0.39%
Trade Finance	129.1	2.14%	131.3	1.88%	71.1	0.97%
Vendor Finance	446.3	3.72%	441.6	3.31%	520.7	3.49%

Commercial Segments	1,406.5	3.32%	994.8	2.17%	803.4	1.66%
Consumer	702.0	5.60%	649.0	5.07%	600.8	4.88%

Total	$2,108.5	3.84%	$1,643.8	2.81%	$1,404.2	2.32%

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Continuing Operations
Profitability
Net finance revenue as a percentage of AEA	1.38%	2.20%	2.63%	2.05%	2.71%
Net finance revenue after provision as a percentage of AEA	-1.41%	0.88%	1.81%	0.42%	2.31%
Salaries and general operating expenses as a percentage of AMA(1)	2.14%	1.80%	2.11%	1.87%	2.11%
Efficiency ratio(2)	109.7%	62.2%	39.4%	67.4%	42.9%
Return on average common stockholders’ equity	-13.4%	-25.7%	3.8%	-13.6%	12.9%
Return on AEA	-1.01%	-2.02%	0.35%	-1.10%	1.26%
Return on AMA	-0.97%	-1.90%	0.32%	-1.03%	1.16%

See “Non-GAAP Disclosures” for additional information regarding profitability ratio and metric comparisons.
(1) The salaries and general operating expenses do not include the provision for severance and real estate exiting activities.
(2) The efficiency ratio is the ratio of salaries and general operating expenses (excluding the provision for severance and real estate exiting activities) to total net revenues (before provision for credit losses and valuation allowance). The ratio in excess of 100% for the fourth quarter reflects higher operating expenses due to bank holding company conversion costs and other items, coupled with reduced other income, which included real estate related impairment charges.

Average Balances
Average Finance Receivables (AFR)	$ 53,891.7	$ 54,109.4	$ 53,987.8	$ 54,478.4	$ 51,026.1
Average Earning Assets (AEA)	63,250.4	63,742.6	63,526.5	64,225.8	60,595.7
Average Managed Assets (AMA)	65,978.7	67,862.1	68,854.1	68,611.4	65,894.5
Average Operating Leases (AOL)	12,611.9	12,576.5	12,215.7	12,588.2	11,784.0
Average Common Stockholders’ Equity	4,753.8	5,003.0	5,778.1	5,213.2	5,920.7

	December 31, 2008		September 30, 2008	December 31, 2007
Consolidated

Capital and Leverage
Tier I capital*	9.8%	*	N/A	N/A
Total capital*	13.4%	*	N/A	N/A
Total tangible capital to managed assets	14.3%		9.2%	10.0%
Tangible book value per common share	$11.81	**	$14.02	$28.42
Book value per common share	$13.61	**	$16.43	$34.49
Outstanding common shares (in millions)	388.7		285.5	189.9
* Estimated, to be finalized upon filing of our report on Form 10-K
** Excludes the potential dilution related to a warrant to purchase approximately 88.7 million common shares at an initial price of $3.94.

Reserve for Credit Losses (Continuing Operations)

Reserve for credit losses as a percentage of finance receivables	2.06%		1.57%	1.07%
Reserve for credit losses (excluding specific reserves) as a percentage of
finance receivables, excluding guaranteed student loans	1.48%		1.32%	1.21%
Reserve for credit losses as a percentage of non-performing assets	76.3%		80.6%	118.1%
Reserve for credit losses as a percentage of non-performing assets, excluding
guaranteed student loans	75.6%		79.7%	116.2%

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions, except per share amounts)

	December 31, 2008	September 30, 2008	December 31, 2007

Managed assets (1):
Finance receivables	$53,126.6	$54,534.0	$53,761.0
Operating lease equipment, net	12,706.4	12,359.5	12,610.5
Financing and leasing assets held for sale	156.1	607.0	1,260.2
Equity and venture capital investments (included in other assets)	265.8	261.5	165.8

Total financing and leasing portfolio assets	66,254.9	67,762.0	67,797.5
Securitized assets	1,568.8	3,395.1	5,630.7

Managed assets	$67,823.7	$71,157.1	$73,428.2

Earning assets (2):
Total financing and leasing portfolio assets	$66,254.9	$67,762.0	$67,797.5
Credit balances of factoring clients	(3,049.9)	(3,551.7)	(4,542.2)

Earning assets	$63,205.0	$64,210.3	$63,255.3

Tangible capital (3):
Total equity	$5,119.4	$4,641.0	$6,460.6
Other comprehensive income relating to derivative financial instruments	170.9	57.8	96.6
Unrealized gain on securitization investments	(0.3)	(7.0)	(7.8)
Goodwill and intangible assets	(698.6)	(688.7)	(1,152.5)

Tangible common capital	4,591.4	4,003.1	5,396.9
Junior subordinated notes and convertible debt	2,098.9	1,440.0	1,440.0
Preferred stock	2,986.3	1,075.0	500.0

Tangible capital	$9,676.6	$6,518.1	$7,336.9

	Quarters Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Total net revenues(4)

Net Finance Revenue	$ 217.8	$ 349.9	$ 417.3	$ 1,319.2	$ 1,639.7
Other Income	103.5	142.7	504.6	580.0	1,599.4

Total net revenues	$ 321.3	$ 492.6	$ 921.9	$ 1,899.2	$ 3,239.1

Quarters Ended

	December 31, 2008	EPS	September 30, 2008	EPS	December 31, 2007	EPS
Earnings from continuing operations, net of preferred dividends(5)

Net (loss) income from continuing operations, before preferred stock dividends	$ (139.4)	$ (0.47)	$ (301.6)	$ (1.06)	$ 62.4	$ 0.33
Preferred stock dividends(5)	(20.4)	(0.07)	(20.1)	(0.07)	(7.5)	(0.04)

(Loss) income from continuing operations, net of preferred dividends	$ (159.8)	$ (0.54)	$ (321.7)	$ (1.13)	$ 54.9	$ 0.29

	Twelve Months Ended

	December 31, 2008	EPS	December 31, 2007	EPS

Net income (loss) from continuing operations, before preferred stock dividends	$(644.6)	$(2.49)	$792.0	$4.08
Preferred stock dividends(5)	(64.7)	(0.25)	(30.0)	$(0.15)

Income (loss) from continuing operations, net of preferred dividends	$(709.3)	$(2.74)	$762.0	$3.93

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible capital is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Total net revenues are the combination of net finance revenues after depreciation on operating leases and other income.

5) Preferred dividends are presented as a reduction to net income (loss) from continuing operations to reflect the ongoing capital commitment associated with these shares.